Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pier 1 Imports, Inc. Stock Purchase Plan as amended and restated June 25, 2004, of our reports dated April 25, 2006, with respect to the consolidated financial statements of Pier 1 Imports, Inc., Pier 1 Imports, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pier 1 Imports, Inc., included in its Annual Report (Form 10-K) for the year ended February 25, 2006, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Fort Worth, Texas
October 2, 2006